Exhibit 99.1

EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES

1st AMENDMENT TO REAL ESTATE CONTRACT AND

RECEIPT OF BUYERS INTENT TO PROCEED WITH PURCHASE OF REAL ESTATE

TULSA, OK, October 6, 2025 Educational Development Corporation (“EDC”, the “Company” or “Seller”) (NASDAQ: EDUC) (http://www.edcpub.com) announced that on On October 1, 2025, the Company and 10Mark 10K Industrial, LLC, a Delaware limited liability company (“Buyer”) executed the 1st Amendment to the Commercial Real Estate Contract (“Contract”) for the Hilti complex, (the “Complex”) extending the term of the initial 45 day due diligence period from October 2, 2025 to October 6, 2025 and reduced the purchase price of the Hilti Complex to $32,200,000.

October 6, 2025, the Company received the Buyer’s Notice to Proceed pursuant to the Contract. This notice to proceed, subject to certain conditions, waives the Buyer’s right to the escrow outlined in the Contract.

Per Craig White, President and Chief Executive Officer of Educational Development Corporation, “Over the last several weeks we have been working with the buyer to resolve certain issues associated with the sale of the Hilti Complex. Today, I am pleased to announce that we have received notice from the buyer of their intention to close on the transaction. The proceeds from the sale will be used to pay back our outstanding balances owed with our bank. The closing of the transaction is expected to occur within the remaining 45 days period outlined in the original Contract.”

“Selling the Hilti Complex and reducing our borrowings is in the best interest of our shareholders, and we expect to have limited working capital borrowings going forward. The interest saved on the reduced borrowings will exceed our monthly rental payments and we will no longer have monthly mortgage payments, providing an immediate improvement to our monthly cashflows. We also expect our cashflow from operations to be very strong in the upcoming years as we convert our excess inventory into cash.”

The Complex consists of multiple buildings totaling 402,000 square feet of rentable office and warehouse space on 37-acres. Approximately 183,800 square feet of the Hilti Complex is occupied by Hilti under a 15-year lease. In addition, approximately 110,000 square feet of the Hilti Complex is occupied by Crusoe Energy under a 10-year lease. At closing, EDC will assign the existing third-party tenant leases to the Buyer and will execute a separate Triple-Net Lease (the “Lease”) for its occupied space in the Hilti Complex.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522